June 15, 2005	Exhibit 8 FOLEY & LARDNER LLP ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

State Financial Services Corporation 815 North Water Street Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as tax counsel to State Financial Services Corporation, a Wisconsin corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed today by Associated Banc-Corp, a Wisconsin corporation (“Associated”), with the United States Securities and Exchange Commission (the “Commission”) relating to the merger of the Company with and into Associated pursuant to the Agreement and Plan of Merger, dated as of March 21, 2005 (the “Merger Agreement”) (such transaction is referred to as the “Merger”). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the prospectus/proxy statement forming a part thereof (the “Prospectus/Proxy Statement”), the Merger Agreement, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also relied upon statements and representations made to us by representatives of the Company and have assumed that such statements and the facts set forth in such representations are true, correct and complete without regard to any qualification by such representatives as to knowledge or belief. For purposes of this opinion, we have assumed the validity and the initial and continuing accuracy of the documents, certificates, records, statements and representations referred to above. We have also assumed that the transactions related to the Merger will be consummated in the manner contemplated by the Prospectus/Proxy Statement, and that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH	001.1838155.2

State Financial Services Corporation

June 15, 2005

documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law. A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing and in reliance thereon, subject to the qualifications, exceptions, assumptions and limitations herein contained, and subject to the assumptions and qualifications set forth in the Prospectus/Proxy Statement under the heading “Material United States Federal Income Tax Consequences”, we are of the opinion that the discussion set forth in the Prospectus/Proxy Statement under the heading “Material United States Federal Income Tax Consequences” is, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger as discussed therein.

Except as set forth above, we express no opinion to any part as to any tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related to or contemplated by the Merger. This opinion is delivered to you solely for your benefit in connection with the transaction referred to herein and may not be relied upon by any other person without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

State Financial Services Corporation

June 15, 2005

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/    FOLEY & LARDNER LLP